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                                                               Exhibit 10.23

               FIRST AMENDMENT TO AMENDED 1987 STOCK PLAN

         WHEREAS, on March 13, 1991, the Board of Directors of Service Corporation International (the "Company") adopted, and, and May 9, 1991, the shareholders of the Company approved, the Service Corporation International 1987 Stock Plan (the "Plan"); and

         WHEREAS, the Company desires to amend certain provision of the Plan relating to the expiration of Forfeiture Restriction Periods (as defined therein);

                                W I T N E S E T H

         Effective as of August 12, 1993, Section 7(a) of the Plan is amended to read as follows in its entirety:

        "(a) Restriction Period to be Established by the Committee. At the time an Award is made, the Committee shall establish the Forefeiture Restriction Period and the Forfeiture Restrictions applicable to such Award. The Forfeiture Restriction Period with respect to any Award shall be not more than ten years and not less than six months from the date of the Award. In the discretion of the Committee each Award may have different Forfeiture Restrictions and Forfeiture Restriction Periods and parts of an Award may have different Forfeiture Restrictions and Forfeiture Restriction Periods. Without limiting the generality of the foregoing, at the time of the grant of an Award, the Forfeiture Restriction Period with respect to all or part of an Award may be subject to reduction (but not less than six months from the date of the grant of the Award) in the event financial targets for the Company specified in the Award are achieved. After the grant of an Award, the Forfeiture Restriction Period applicable to such Award shall not be changed except as permitted by Paragraph 8, unless a Change of Control occurs. If a Change of Control occurs, the Forfeiture Rstriction Period for all Awards shall expire and the Forfeiture Restrictions imposed with respect to all awards shall lapse immediately upon occurrence of the Change of Control."

                                              SERVICE CORPORATION INTERNATIONAL

                                              August 12, 1993